The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement, the Airbag Autocallable Yield Optimization Notes product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion PRELIMINARY PRICING SUPPLEMENT Dated December 9, 2015 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908

UBS AG Airbag Autocallable Yield Optimization Notes

UBS AG $● Notes Linked to the American depositary receipts of Total S.A. due on or about December 14, 2017

Investment Description

UBS AG Airbag Autocallable Yield Optimization Notes (the ‘‘Notes’’) are unsubordinated, unsecured debt obligations issued by UBS AG (‘‘UBS” or the “issuer’’) linked to the American depositary receipts of Total S.A. (the ‘‘underlying equity”). The issue price of each Note will be $1,000. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying equity unless the Notes are previously called. If the closing price of the underlying equity is equal to or greater than the initial price, which is the closing price of the underlying equity on December 8, 2015, on any quarterly observation date, UBS will automatically call the Notes and pay you an amount equal to the principal amount per Note plus the corresponding coupon and no further amounts will be paid on the Notes. If by maturity the Notes have not been called and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the conversion price, UBS will pay you the principal amount per Note. If however, the final price is less than the conversion price, UBS will deliver to you per Note a number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the specified conversion price of the underlying equity and, if applicable, cash in lieu of fractional shares (the “share delivery amount”), the value of which is expected to be worth less than your principal amount and may be worthless. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are expected to be worth less than your principal amount and may be worthless. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon unless the Notes were previously called. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving the share delivery amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.

❑

Automatic Call: The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date, including the final valuation date. If the Notes are called, UBS will pay you a cash payment per Note equal to your principal amount plus the applicable coupon for that date and no further amounts will be made.

❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the final price of the underlying equity is equal to or greater than the conversion price, UBS will pay you the principal amount per Note at maturity. If the Notes are not previously called and the final price of the underlying equity is less than the conversion price, at maturity UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount for each of your Notes and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	December 9, 2015
Settlement Date	December 14, 2015
Observation Dates	Quarterly (see page 3)
Final Valuation Date	December 8, 2017
Maturity Date	December 14, 2017

*	Expected. See page 1 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have the full downside market risk of the underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” and under ‘‘Risk Factors’’ beginning on page PS-14 of the Airbag Autocallable Yield Optimization Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes we are offering linked to the American depositary receipts of Total S.A. Coupons will be paid monthly in arrears in 24 equal installments, unless previously called. The initial price is the closing price of the underlying equity on December 8, 2015 and is not the closing price of the underlying equity on the trade date.

Underlying Equity	Stock Ticker	Coupon Rate	Total Coupon Payable*	Initial Price	Conversion Price	Share Delivery Amount**	CUSIP	ISIN
American depositary receipts of Total S.A.	TOT	6.00% per annum	12.00%	$46.12	$36.90, which is 80% of Initial Price	27.1003 shares per Note	90275L193	US90275L1935

*	The actual total coupon paid will be based on the duration of the Notes.

**	Equal to $1,000 divided by the conversion price. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and conversion price are subject to adjustments in the case of certain corporate events described in the Airbag Autocallable Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments.”

The estimated initial value of the Notes as of the trade date is expected to be between $940.00 and $971.00 for Notes linked to the American depositary receipts of Total S.A. The range of the estimated initial value of the Notes was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “—Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this preliminary pricing supplement.

See ‘‘Additional Information about UBS and the Notes’’ on page ii. The Notes we are offering will have the terms set forth in the Airbag Autocallable Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this preliminary pricing supplement, the Airbag Autocallable Yield Optimization Notes product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
American depositary receipts of Total S.A.	$●	$1,000.00	$●	$17.50	$●	$982.50

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Autocallable Yield Optimization Notes product supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000139340115000337/c413010_6901117-424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Optimization Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Airbag Autocallable Yield Optimization Notes product supplement” mean the UBS product supplement, dated June 15, 2015, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated June 12, 2015.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Indicative Terms

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	$1,000
Term	Approximately 24 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Equity	The American depositary receipts of Total S.A.
Call Feature	The Notes will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the principal amount plus the coupon for the applicable coupon payment date and no further payments will be made.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.(1)
Observation Dates	March 8, 2016, June 8, 2016, September 8, 2016, December 8, 2016, March 8, 2017, June 8, 2017, September 8, 2017, December 8, 2017(1)
Coupon Payments	Coupon paid in arrears in 24 equal installments based on the coupon rate, regardless of the performance of the underlying equity, unless the Notes have been previously called. The coupon rate will be 6.00% per annum.
Total Coupon Payable	The total coupon payable will be 12.00%. The actual total coupon paid will be based on the duration of the Notes.
1st Installment through 24th Installment (unless called earlier)	$5.0000.
Conversion Price	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as specified on the cover hereof (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).
Share Delivery Amount (per Note)	A number of shares of the underlying equity as specified on the cover hereof equal to (i) the principal amount divided by (ii) the conversion price of the underlying equity as specified on the cover hereof and, if applicable, cash in lieu of fractional shares (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).

Payment at Maturity (per Note)

If the Notes have not been called and the final price of the underlying equity is equal to or greater than the conversion price, at maturity we will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and final price of the underlying equity is less than the conversion price, at maturity we will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the final price of the underlying equity.

The value of the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Closing Price	On any trading day, generally the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	$46.12, which is the closing price of the underlying equity on December 8, 2015 and as determined by the calculation agent (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement). The initial price is the closing price of the underlying equity on December 8, 2015 and is not the closing price of the underlying equity on the trade date.
Final Price	The closing price of the underlying equity on the final valuation date as determined by the calculation agent (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).

(1)	Subject to the market disruption event provisions set forth in the Airbag Autocallable Yield Optimization Notes product supplement.

Investment Timeline

Trade date:	The initial price, conversion price and share delivery amount were determined on December 8, 2015.

Monthly (including at maturity if not previously called):	UBS pays the applicable coupon.

Quarterly (including the final valuation date):

The Notes will be called if the closing price of the underlying equity on any observation date is equal to or greater than the initial price.

If the Notes are called, UBS will pay an amount on the applicable call settlement date equal to the principal amount plus the applicable coupon.

Maturity date:

The final price is observed on the final valuation date.

If the Notes have not been called and the final price of the underlying equity is equal to or greater than the conversion price, UBS will pay you an amount in cash equal to your principal amount.

If the Notes have not been called and the final price of the underlying equity is less than the conversion price, UBS will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) for each Note you own (as may be adjusted in the case of certain antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “—Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement).

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive shares at maturity that are worth less than your principal amount or may have no value at all. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your initial investment.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦	You believe the final price of the underlying equity is likely to be equal to or greater that the initial price on one of the specified observation dates.

♦

You believe the final price of the underlying equity is likely to be equal to or greater than the conversion price and, if it is not, you can tolerate receiving at maturity the share delivery amount which, in each case, is expected to be worth less than your principal amount and may be worthless.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any positive return is limited to the coupons paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You would be willing to invest in the Notes based on the coupon rate indicated on the cover hereof.

♦	You are willing to forgo dividends paid on the underlying equity.

♦	You are willing to invest in equities in general and the underlying equity in particular.

♦	You are willing and able to hold Notes that may be called early, and otherwise you are willing to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.

♦

You believe that the price of the underlying equity will decline during the term of the Notes and that the final price is likely to be less than the conversion price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying equity at maturity worth less than your principal amount and that may be worthless.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You would be unwilling to invest in the Notes based on the coupon rate indicated on the cover hereof.

♦	You are unwilling to forgo dividends paid on the underlying equity.

♦	You are unwilling to invest in equities in general and the underlying equity in particular.

♦	You are unable or unwilling to hold Notes that may be called early, and you are unwilling to hold the Notes to maturity, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the ‘‘Key Risks’’ beginning on page 4 of this preliminary pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in 24 equal installments on the coupon payment dates listed below (unless earlier called):**

♦	January 12, 2016

♦	February 10, 2016

♦	March 10, 2016*

♦	April 12, 2016

♦	May 11, 2016

♦	June 10, 2016*

♦	July 12, 2016

♦	August 10, 2016

♦	September 12, 2016*
♦	October 12, 2016

♦	November 10, 2016

♦	December 12, 2016*

♦	January 11, 2017

♦	February 10, 2017

♦	March 10, 2017*

♦	April 12, 2017

♦	May 10, 2017

♦	June 12, 2017*

♦	July 12, 2017

♦	August 10, 2017
♦	September 12, 2017*

♦	October 11, 2017

♦	November 10, 2017

♦	December 14, 2017*

*	Corresponding call settlement dates for the applicable quarterly observation dates.
**	Subject to the market disruption event provisions set forth in the Airbag Autocallable Yield Optimization Notes product supplement.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the ‘‘Risk Factors’’ section of the Airbag Autocallable Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying equity is equal to or greater than the conversion price and only at maturity. If the Notes are not called and the final price of the underlying equity is less than the conversion price, at maturity UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount for each Note that you own instead of the principal amount in cash and, if applicable, cash paid in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the share delivery amount or cash equivalent will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price. For example, if the conversion price is 80% of the initial price, the final price is less than the conversion price and the closing price of the underlying equity on the maturity date is 70% of the initial price, you will lose 12.50% of your principal amount at maturity, which is greater than the 10% additional decline from the conversion price. If you receive shares of the underlying equity at maturity, the value of the shares you receive are expected to be less than the principal amount of the Notes and may have no value at all. Additionally, investors should note that, in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the final price of the underlying equity could be less than its conversion price. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is a fixed amount, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price or secondary market sale price is equal to or greater than the conversion price at that time.

♦

Your return potential on the Notes is expected to be limited to the coupons paid on the Notes and you will not have the same rights as a holder of the underlying equity — If the Notes are not called and the closing price of the underlying equity on the final valuation date is equal to or greater than the conversion price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. If the closing price of the underlying equity on the final valuation date is less than the conversion price, UBS will deliver to you a number of shares of the underlying equity equal to the share delivery amount at maturity which are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return potential on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity. If the Notes are called on any quarterly observation date, the return on the Notes will be limited to the coupons paid on the Notes up to and including the applicable call settlement date. The underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes.

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as the first call settlement date, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦

Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and the issuer of the underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. For additional information regarding the underlying equity issuer, please see “Information about the Underlying Equity” and “Total S.A.” in this preliminary pricing supplement and the underlying equity issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the underlying equity price will not rise by more than the coupons paid or, if not called, that the Notes or will not close below the conversion price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk, if your Notes are not automatically called, of losing some or all of your initial investment.

♦

There are important differences between the American depositary receipts and the ordinary shares of a non-U.S. company — The notes are linked to the American depositary receipts of a non-U.S. company. There are important differences between the rights of holders of an American depositary receipt and the non-U.S. stock such American depositary receipt represents. The American depositary receipts are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the American depositary receipts, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its American depositary receipts. Any such differences between the rights of holders of the American depositary receipts and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary receipts and, as a result, the value of your notes.

♦

Exchange rate risk — Because American depositary receipts are denominated in U.S. dollars but represent non-U.S. equity notes that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary receipts. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for notes linked to American depositary receipts.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the initial price, final price, conversion price and the share delivery amount, as applicable, for certain corporate events affecting the underlying equity, such as stock splits and stock dividends, and certain other actions involving the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the initial price, final price, conversion price and the share delivery amount, as applicable, the market value of your Notes and the payment at maturity may be materially and adversely affected. Following certain corporate events relating to the underlying equity issuer where the issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If the underlying equity issuer becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or combination with UBS or any of its affiliates, or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the Airbag Autocallable Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay an amount in cash equal to your principal amount unless the final price of the underlying equity is less than the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

Potential UBS impact on the market price of the underlying equity — Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the underlying equity’s closing price is greater than its initial price on each observation date as well as whether the final price is less than the conversion price and accordingly, whether there is an automatic call, and if not, the payment at maturity on your Notes. The calculation agent may postpone the determination of the closing prices and the final price and the maturity date if a market disruption event occurs and is continuing on the observation dates or final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate and conversion price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC’s and its affiliates’ temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section below entitled “What Are the Tax Consequences of the Notes?”’ and the section entitled “Supplemental U.S. Tax Considerations” in the Airbag Autocallable Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity or upon an automatic call on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 24 months (callable quarterly)
Principal amount:	$1,000 per Note
Coupon rate**:	6.00% per annum (or $5.00 per monthly period)
Total coupon payable**:	12.00% (or $120.00 per Note)
Initial price of the underlying equity:	$50 per share
Conversion price:	$40.00 (80% of the initial price)
Share delivery amount***:	25.00 shares per Note (principal amount per Note/conversion price)
Dividend yield on the underlying equity****:	1.00%

*	Actual terms for the Notes are specified on the cover hereof. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in 24 equal installments during the term of the Notes on an unadjusted basis, unless earlier called. The total amount paid will be based on the duration of the Notes.
***	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.
****	Hypothetical dividend yield holders of the underlying equity might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying equity.

Example 1 — Notes are called following the First Observation Date

Closing Price at First Observation Date:	$55.00 (equal to or greater than Initial Price, Notes are called)

Payment at Call Date:	$1,005.00
Coupons Previously Paid:	$10.00

Total:	$1,015.00
Total Return on the Notes:	1.500%

Because the Notes are called following the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $10.00 received on previous coupon payment dates, UBS will have paid you a total of $1,015.00 per Note for a 1.500% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called following the final Observation Date

Closing Price at First Observation Date:	$46.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$35.00 (less than Initial Price, Notes NOT called)
Closing Price at Third through Seventh Observation Dates:	Various Prices (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$52.00 (equal to or greater than Initial Price, Notes are called)

Payment at Call Date:	$1,005.00
Coupons Previously Paid:	$115.00

Total:	$1,120.00
Total Return on the Notes:	12.00%

Because the Notes are called following the final observation date (which is the final valuation date), UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $115.00 received on previous coupon payment dates, UBS will have paid you a total of $1,120.00 per Note for a 12.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is equal to or greater than the Conversion Price of $40.00.

Closing Price at First Observation Date:	$47.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$39.00 (less than Initial Price, Notes NOT called)
Closing Price at Third through Seventh Observation Dates:	Various Prices (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$45.00 (less than Initial Price, Notes NOT called, equal to or greater than Conversion Price)

Payment at Maturity:	$1,005.00
Coupons Previously Paid:	$115.00
Total:	$1,120.00
Total Return on the Notes:	12.00%

Because the Notes are not called and the final price of the underlying equity is equal to or greater than the conversion price of $40.00, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $115.00 received on previous coupon payment dates, UBS will have paid you a total of $1,120.00 per Note for a 12.00% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is less than the Conversion Price of $40.00.

Closing Price at First Observation Date:	$45.00 (less than Initial Price, Notes NOT called)
Closing Price at Second Observation Date:	$44.00 (less than Initial Price, Notes NOT called)
Closing Price at Third through Seventh Observation Dates:	Various Prices (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$16.00 (less than Initial Price, Notes NOT called, less than Conversion Price)

Payment at Maturity:
Share Delivery Amount:	$400.00* = $16.00 x 25.00 shares
Coupon Paid at Maturity:	$5.00
Total Payment at Maturity:	$405.00

Coupons Previously Paid:	$115.00
Total:	$520.00
Total Return on the Notes:	-48.00%

*	$400.00 represents the cash value of the share delivery amount on the final valuation date. Because the Notes are physically settled, at maturity UBS will deliver to you 25.00 shares of the underlying equity.

Because the Notes are not called and the final price of the underlying equity is less than the conversion price of $40.00, UBS will deliver at maturity the share delivery amount with fractional shares included in the share delivery amount paid in cash at the final price. When added to the coupon payments of $115.00 previously received, the value of the share delivery amount and coupons received from UBS would be worth a total of $520.00 per Note for a loss on the Notes of 48.00%. The value of the shares received at maturity, and the total return on the Notes at that time, depends on the closing price of the underlying equity on the maturity date.

Investors should note that, in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

Hypothetical Return at Maturity(1)

Underlying Equity		The Hypothetical Final Price is Equal to or Greater Than the Hypothetical Conversion Price(2)			The Hypothetical Final Price is Less Than the Hypothetical Conversion Price (3)
Hypothetical Final Price(4)	Equity Price Return(5)	Total Return on the Underlying Equity at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)	Total Payment at Maturity + Coupon Payments(9)	Total Return on the Notes at Maturity(8)
$70.00	40.00%	41.00%	$1,120.00	12.00%	n/a	n/a
$67.50	35.00%	36.00%	$1,120.00	12.00%	n/a	n/a
$65.00	30.00%	31.00%	$1,120.00	12.00%	n/a	n/a
$62.50	25.00%	26.00%	$1,120.00	12.00%	n/a	n/a
$60.00	20.00%	21.00%	$1,120.00	12.00%	n/a	n/a
$57.50	15.00%	16.00%	$1,120.00	12.00%	n/a	n/a
$55.00	10.00%	11.00%	$1,120.00	12.00%	n/a	n/a
$52.50	5.00%	6.00%	$1,120.00	12.00%	n/a	n/a
$50.00	0.00%	1.00%	$1,120.00	12.00%	n/a	n/a
$47.50	-5.00%	-4.00%	$1,120.00	12.00%	n/a	n/a
$45.00	-10.00%	-9.00%	$1,120.00	12.00%	n/a	n/a
$40.00	-15.00%	-14.00%	$1,120.00	12.00%	n/a	n/a
$35.00	-30.00%	-29.00%	n/a	n/a	$995.00	-0.50%
$30.00	-40.00%	-39.00%	n/a	n/a	$870.00	-13.00%
$25.00	-50.00%	-49.00%	n/a	n/a	$745.00	-25.50%
$20.00	-60.00%	-59.00%	n/a	n/a	$620.00	-38.00%
$15.00	-70.00%	-69.00%	n/a	n/a	$495.00	-50.50%
$10.00	-80.00%	-79.00%	n/a	n/a	$370.00	-63.00%
$5.00	-90.00%	-89.00%	n/a	n/a	$245.00	-75.50%
$0.00	-100.00%	-99.00%	n/a	n/a	$120.00	-88.00%

(1)	This table assumes that the Notes are not called at any time during the term of the Notes prior to the final valuation date pursuant to the call feature.
(2)	A conversion event does not occur if the hypothetical final price of the underlying equity is equal to or greater than the hypothetical conversion price.
(3)	A conversion event occurs if the hypothetical final price of the underlying equity is less than the hypothetical conversion price.
(4)

If the hypothetical final price of the underlying equity is equal to or greater than the hypothetical conversion price, this number represents the final price. If the hypothetical final price of the underlying equity is less than the hypothetical conversion price, this number represents the final price as of the final valuation date and the closing price as of the maturity date.

(5)	The hypothetical equity price return range is provided for illustrative purposes only.
(6)	The total return on the underlying equity at maturity includes a hypothetical 1.00% cash dividend payment.
(7)	Payment consists of the principal amount plus hypothetical coupon payments of 6.00% per annum.
(8)	The Total Return on the Notes at maturity includes hypothetical coupon payments of 6.00% per annum.
(9)

Payment consists of the share delivery amount plus hypothetical coupon payments of 6.00% per annum. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Information about the Underlying Equity

All disclosures contained in this preliminary pricing supplement regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equities. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the underlying equity issuer. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low closing prices for the underlying equity. Partial data is provided for the fourth calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service (‘‘Bloomberg’’) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Total S.A.

According to publicly available information, Total S.A. (“Total”) is an integrated international oil and gas company. Total provides energy-related products and services to customers by discovering, producing and transforming oil and gas, as well as other natural resources such as solar and biomass. Total’s operations are conducted in three business segments: Upstream, Refining & Chemicals and Marketing & Services. The Upstream segment includes exploration and production activities and produces oil or gas in various countries; the segment also conducts activities downstream from production related to natural gas, liquefied natural gas and liquefied petroleum gas, as well as power generation and trading, and other activities. The Refining & Chemicals segment constitutes an industrial group that encompasses refining, petrochemicals and specialty chemicals operations. The Marketing & Services segment includes worldwide supply and marketing activities in the oil products field as well as the development of solar energy, conversion of biomass and monitoring of other renewable energies. Total’s website is http://www.total.com. Total’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “TOT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Total’s American depositary receipts, based on daily closing prices on the primary exchange for Total, as reported by Bloomberg. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Total’s closing price on December 8, 2015 was $46.12. The actual initial price will be the closing price of Total’s American depositary receipts on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$61.59	$53.00	$60.97
4/1/2011	6/30/2011	$64.23	$53.31	$57.84
7/1/2011	9/30/2011	$58.18	$41.27	$43.87
10/3/2011	12/30/2011	$55.16	$42.13	$51.11
1/3/2012	3/30/2012	$56.81	$49.63	$51.12
4/2/2012	6/29/2012	$52.36	$42.14	$44.95
7/2/2012	9/28/2012	$54.51	$42.17	$50.10
10/1/2012	12/31/2012	$52.40	$47.43	$52.01
1/2/2013	3/28/2013	$54.92	$47.98	$47.98
4/1/2013	6/28/2013	$51.40	$46.19	$48.70
7/1/2013	9/30/2013	$58.91	$48.18	$57.92
10/1/2013	12/31/2013	$62.00	$56.53	$61.27
1/2/2014	3/31/2014	$65.98	$56.20	$65.60
4/1/2014	6/30/2014	$73.88	$65.59	$72.20
7/1/2014	9/30/2014	$72.77	$62.57	$64.45
10/1/2014	12/31/2014	$63.67	$48.74	$51.20
1/2/2015	3/31/2015	$55.46	$47.16	$49.66
4/1/2015	6/30/2015	$54.48	$49.17	$49.17
7/1/2015	9/30/2015	$50.87	$42.66	$44.71
10/1/2015*	12/8/2015*	$51.97	$45.15	$46.12
*	As of the date of this preliminary pricing supplement, available information for the fourth calendar quarter of 2015 includes data for the period from October 1, 2015 to December 8, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of Total’s American depositary receipts from January 2, 2004 through December 8, 2015, based on information from Bloomberg. The dotted line represents the conversion price of $36.90, which is equal to 80% of the closing price on December 8, 2015. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ‘‘Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement. The following discussion supplements the discussion in ‘‘Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying equity. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for United States federal income purposes. If, however, the debt component were treated as having a term of one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon Rate	Interest on Debt Component	Put Option Component
American depositary receipts of Total S.A.	6.00% per annum	●% per annum	●% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. If you receive the underlying equity, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying equity and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying equity.

We will not attempt to ascertain whether the underlying equity issuer would be treated as a ‘‘passive foreign investment company” (‘‘PFIC’’) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that the underlying equity issuer for your securities were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that the underlying equity issuer is or becomes a PFIC.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in ‘‘Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service (“IRS”) released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ in the Airbag Autocallable Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the Notes are physically settled by delivery to you of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such underlying equity. You may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying equity.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (or any underlying equity received at maturity) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’S or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “—Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this preliminary pricing supplement.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the product supplement, or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

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UBS AG Airbag Autocallable Yield Optimization Notes

Preliminary Pricing Supplement dated December 9, 2015

(To Product Supplement dated June 15, 2015

and Prospectus dated June 12, 2015)

UBS Investment Bank

UBS Financial Services Inc.

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Indicative Terms	1
Investment Timeline	2
Investor Suitability	3
Key Risks	5
Hypothetical Examples and Return Table	9
Information about the Underlying Equity	12
Total S.A.	13
What are the Tax Consequences of the Notes?	15
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	17
Product Supplement
Product Supplement Summary	PS-1
Risk Factors	PS-14
General Terms of the Notes	PS-27
Use of Proceeds and Hedging	PS-43
Supplemental U.S. Tax Considerations	PS-44
Certain ERISA Considerations	PS-52
Supplemental Plan of Distribution (Conflict of Interest)	PS-53
Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77